EXHIBIT 23.1
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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 333-43278) of Bear Stearns Asset Backed Securities, Inc. (the "Registrant") and in the Prospectus Supplement of the Registrant relating to Bear Stearns Home Loan Owner Trust 2001-A (the "Prospectus Supplement") via the Form 8-K of the Registrant dated March 8, 2001, of our report dated January 21, 200, on the consolidated financial statements of Ambac Assurance Corporation and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 30, 2000 and to the reference to our Firm under the heading "Experts" in the Prospectus Supplement.



                                                 /s/ KPMG LLP



March 8, 2001